Exhibit 4.1

       CERTIFICATE OF DESIGNATIONS ESTABLISHING THE DESIGNATIONS, POWERS,
         PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF
                    SERIES A CONVERTIBLE PREFERRED STOCK OF
                          ASSURANCEAMERICA CORPORATION

      AssuranceAmerica Corporation, a Nevada corporation (the "Corporation"), does hereby certify that pursuant to authority conferred upon the Board of Directors of the Corporation by its Amended and Restated Articles of Incorporation, the following resolution establishing the Corporation's Series A Convertible Preferred Stock was duly adopted by the Board of Directors, on June 15, 2004, and such resolution remains in full force and effect:

            RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the Corporation's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and pursuant to Chapter 78 of the Nevada Revised Statutes, there be established from the 5,000,000 shares of Preferred Stock, $0.01 par value, of the Corporation, authorized to be issued pursuant to the Articles of Incorporation, a series of Preferred Stock, consisting of 600,000 shares of Series A Convertible Preferred Stock, having the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

      1 Designation and Number of Shares. The series shall be known as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and shall consist of 600,000 shares of the authorized but unissued convertible preferred stock of the Corporation.

      2 Dividends.

            (a) Subject to subparagraph 5(f), holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Corporation's common stock (the "Common Stock"), a semi-annual cash dividend of $0.20 on each share of Series A Preferred Stock, payable in arrears on June 30 and December 31 of each year (each a "Dividend Payment Date"), beginning December 31, 2004. Such dividends shall accrue, whether or not declared, on a daily basis from the date of issuance of the Series A Preferred Stock. In the event that the Corporation elects to adjust the Conversion Price, as defined below, of the Series A Preferred Stock on any Dividend Payment Date as provided in subparagraph 5(f) in lieu of paying the cash dividend then due, such dividends shall be deemed paid in full and shall not accumulate. If dividends are not paid in full in cash and the Conversion Price is not adjusted as provided in subparagraph 5(f), dividends will accumulate. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest. Subject to subparagraph 5(a), cumulative dividends with respect to a share of Series A Preferred Stock that are accrued and payable shall, upon conversion of such share to Common Stock, not then or thereafter be paid and shall cease to be accrued and payable.

            (b) The holders of the Series A Preferred Stock shall be entitled to participate with the holders of Common Stock in any dividends paid or set aside for payment (other than dividends payable solely in shares of Common Stock) so that holders of the Series A Preferred Stock shall receive with respect to each share of Series A Preferred Stock an amount equal to: (x) the dividend payable with respect to each share of Common Stock, multiplied by (y) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for such dividend.


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

      3 Liquidation Preference.

            (a) Preference.

                  (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, or a consolidation or merger of the Corporation into any other corporation in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation (collectively, a "Liquidation Event"), the holders of the Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or additional series of the Corporation's preferred stock, an amount equal to: (A) the consideration per share paid for such Series A Preferred Stock, which is equal to $5.00 per share; plus (B) a further amount equal to any dividends declared or accrued but unpaid on such shares. If, upon such Liquidation Event, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the holders of the Series A Preferred Stock in proportion to the relative aggregate liquidation preferences of the Series A Preferred Stock so held.

                  (ii) After the payment or the setting apart for payment to the holders of the Series A Preferred Stock of the preferential amounts so payable to them, if assets remain in the Corporation, the holders of the Common Stock shall receive all of the remaining assets of the Corporation pro rata in accordance with the number of shares of Common Stock held by them.

                  (iii) All amounts per share set forth in this subparagraph 3(a) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

            (b) Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under this paragraph 3 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred Stock or Common Stock of the appraiser's valuation.

      4 Voting Rights. Holders of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Holders of shares of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Amended and Restated Bylaws of the Corporation and shall vote with holders of the Common Stock upon all other matters submitted to a vote of shareholders, except those matters required to be submitted to a class or series vote by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).


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

      5 Conversion. The Series A Preferred Stock shall be convertible into Common Stock, as follows:

            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Value" per share by the "Conversion Price" per share in effect at the time of conversion. The number of shares of Common Stock into which a share of Series A Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate." The Conversion Price per share of Series A Preferred Stock (the "Conversion Price") initially in effect shall be $0.50 and the Conversion Value per share of Series A Preferred Stock initially in effect shall be equal to the consideration paid for such Series A Preferred Stock, which is equal to $5.00 per share. The initial Conversion Price of Series A Preferred Stock shall be subject to adjustment as hereinafter provided. In addition, all accrued and unpaid dividends owed to a holder of Series A Preferred Stock may be converted into a number of shares of Common Stock equal to the aggregate amount of such accrued but unpaid dividends owed such holder, divided by $0.50.

            (b) Automatic Conversion.

                  (i) Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock at its then effective Conversion Rate on June 28, 2006.

                  (ii) Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock at its then effective Conversion Rate immediately prior to the closing of any public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the Corporation's equity securities with aggregate proceeds to the Corporation, at the public offering price, of at least $20,000,000, before underwriting commissions and expenses, and at a per share price of at least three times the then-current Conversion Price.

            (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock as provided in subparagraph 5(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            In the event of an automatic conversion pursuant to subparagraph 5(b), the outstanding shares of Series A Preferred Stock shall convert automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been


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

lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

            (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Any shareholder entitled to a fractional share of Common Stock upon such conversion shall be issued one whole share of Common Stock in lieu of such fractional share.

            (e) Adjustment of Conversion Price. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) If the Corporation shall issue any Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (other than "Excluded Stock," as defined in subparagraph 5(e)(ii), or stock dividends, subdivisions, split-ups, combinations or dividends, which such events are governed by subparagraphs 5(e)(iv), (v) and (vi)) for consideration per share less than the Conversion Price in effect immediately prior to such issuance, then the Conversion Price shall forthwith be decreased immediately after such issuance to a price equal to the quotient obtained by dividing:

                        (A) an amount equal to the sum of: (I) the total number
            of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subparagraph 5(e)(iii)(C)) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance; plus
            (II) the consideration received by the Corporation upon such issuance, by

                        (B) the total number of shares of Common Stock
            outstanding (including any shares of Common Stock deemed to have been issued pursuant to subparagraph 5(e)(iii)(C)) immediately after such issuance.

                  (ii) "Excluded Stock" shall mean:

                        (A) all shares of Common Stock issued and outstanding on
            the date this Certificate of Designations is filed with the Nevada Secretary of State;

                        (B) all shares of Common Stock into which shares of
            Series A Preferred Stock and any other subsequent series of preferred stock are convertible;

                        (C) any and all shares of Common Stock that may be
            issuable pursuant to equity-based compensation plans approved by the Board of Directors of the Corporation prior to the date hereof (collectively, "Prior Plans");

                        (D) any and all shares of Common Stock that may be
            issuable pursuant to: (I) any amendment to any Prior Plan after the date hereof that increases the number of shares of Common Stock that may be issued under such Prior Plan and (II) equity-based compensation plans approved by the Board of Directors of the


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

            Corporation after the date hereof; provided, however, that the shares of Common Stock described in this subparagraph 5(e)(ii)(D) shall only be deemed "Excluded Stock" to the extent that such shares of Common Stock, together with all shares of Common Stock described in subparagraph 5(e)(ii)(C), constitute less than twelve percent (12%) of all outstanding shares of the Corporation's capital stock, calculated on a fully-diluted basis and assuming the conversion to Common Stock of all then-outstanding shares of Series A Preferred Stock and any other series of convertible preferred stock of the Corporation; and

                        (E) all shares of Common Stock or other securities
            (including options, warrants and other purchase rights) issued or to be issued after receipt of written consent to such issuance from the holders of at least two-thirds (66.67%) of the then-outstanding shares of Series A Preferred Stock and approval of such issuance by the Board of Directors of the Corporation (including the affirmative vote of the directors appointed by the holders of the Series A Preferred Stock).

            (iii) For purposes of making any such calculation pursuant to subparagraph 5(e)(i), any other shares of Common Stock deemed issued and outstanding pursuant to subparagraph 5(e)(i), shall be deemed issued and outstanding at all times. For the purposes of subparagraph 5(e)(i), the following provisions shall also be applicable (all references to "Common Stock" in this subparagraph 5(e)(iii) shall also include other securities of the Corporation convertible into or exchangeable for Common Stock (other than "Excluded Stock," as defined in subparagraph 5(e)(ii), or stock dividends, subdivisions, split-ups, combinations or dividends, which such events are governed by subparagraphs 5(e)(iv), (v) and (vi)):

                        (A) In the case of the issuance of Common Stock for
            cash, the consideration received therefor shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                        (B) In the case of the issuance of Common Stock for
            consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation.

                        (C) In the case of the issuance of: (x) options to
            purchase or rights to subscribe for Common Stock; (y) securities by their terms convertible or exchangeable for Common Stock; or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                              (I) The aggregate maximum number of shares of
                  Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to be issuable for a consideration equal to the consideration (determined in the manner provided in subparagraphs 5(e)(iii)(A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;


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

                              (II) The aggregate maximum number of shares of
                  Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to be issuable for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subparagraphs 5(e)(iii)(A) and (B) above));

                              (III) The aggregate maximum number of shares of
                  Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such options or rights or securities were issued, provided that the consideration for which such Common Stock is deemed to be issuable does not exceed the issuance price of securities issued in the latest bona fide round of financing by the Corporation;

                              (IV) On any change in the number of shares of
                  Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from any anti-dilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment (and any subsequent adjustments) made upon: (X) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; or (Y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                              (V) On the expiration of any such options or
                  rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.


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

                  (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                  (v) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (vi) In the event that the Corporation shall declare a cash dividend upon the Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in such case, the holders of shares of Series A Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series A Preferred Stock is then convertible.

                  (vii) In the event, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Series A Preferred Stock into Common Stock. The provisions of this subparagraph 5(e)(vii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                  (viii) All calculations under this paragraph 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

            (f) Adjustment of Conversion Price in Lieu of Dividend. Notwithstanding anything herein to the contrary, in lieu of, and not in addition to, paying the cash dividend described in subparagraph 2(a) on a Dividend Payment Date, in its sole discretion, the Corporation may adjust


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

the Conversion Price of the Series A Preferred Stock on a Dividend Payment Date by dividing the then-current Conversion Price by 1.04.

            (g) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

            (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this paragraph 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time by any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Price and Conversion Rate at the time in effect for the Series A Preferred Stock held; and (iii) the number of shares of Common Stock and the amount if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

            (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (k) Notices. Any notice required by the provisions of this paragraph 5 to be given to the holder of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his latest address appearing on the books of the Corporation.

      6. Protective Provisions. In addition to any other rights provided by law, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds (66.67%) of the then-outstanding shares of Series A Preferred Stock, voting or consenting as a separate class, the Corporation shall not:

            (a) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or the Bylaws of the Corporation, or file any certificate of designations, preferences,


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

limitations and relative rights of any series of preferred stock, if such action would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock;

            (b) create or authorize the creation of (by reclassification or otherwise) any additional class or series of shares of stock of the Corporation or any other securities convertible into shares of stock of the Corporation, having rights, preferences or privileges that shall rank senior to or pari passu to the Series A Preferred Stock, whether by merger, consolidation, or otherwise;

            (c) increase or decrease (other than by redemption or conversion) the authorized number of shares of Common Stock, Series A Preferred Stock or preferred stock; or

            (d) redeem any shares of capital stock.

      7. Appointment of Directors. At such time as the Corporation shall have issued an aggregate of at least 200,000 shares of Series A Preferred Stock, the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, shall have the right to elect one (1) member to the Board of Directors of the Corporation, subject to the approval of such member by the other members of the Corporation's Board of Directors, which approval shall not be unreasonably withheld. In addition, at such time as the Corporation shall have issued an aggregate of at least 400,000 shares of Series A Preferred Stock, the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, shall have the right to elect one (1) additional member to the Board of Directors of the Corporation, subject to the approval of such member by the other members of the Corporation's Board of Directors, which approval shall not be unreasonably withheld. The holders of a majority of the outstanding Series A Preferred Stock shall have the right, with respect to any member of the Board of Directors that they elect, to remove such member, elect a new member, or appoint a member to fill any vacancies in such position, subject to the approval of such member by the other members of the Corporation's Board of Directors, which approval shall not be unreasonably withheld. The rights granted pursuant to this paragraph 7 shall expire on the earlier of: (a) the third anniversary of the filing of this Certificate of Designations; and (b) any time after the close of any period consisting of 30 consecutive trading days during which: (i) the per share closing bid price of the Common Stock, as reported on any exchange, automatic quotation system, over-the-counter bulletin board or other market, for each such trading day has been at least $1.50; and (ii) the volume of Common Stock traded during such period averaged at least 10,000 shares per trading day (such earlier date being referred to as the "Expiration Date"). Notwithstanding anything herein to the contrary, in the event that the Series A Preferred Stock automatically converts to Common Stock pursuant to the terms of subparagraph 5(b)(i) prior to the Expiration Date, the holders of the Series A Preferred Stock that has been converted shall be entitled to the rights set forth in this paragraph 7, notwithstanding the conversion of such Series A Preferred Stock, until the Expiration Date. In such event, all references in this paragraph 7 to holders of Series A Preferred Stock shall be deemed to refer to holders of shares of Common Stock that are issued upon such automatic conversion of Series A Preferred Stock pursuant to subparagraph 5(b)(i).

      8. Amendment of Certificate of Designations. Without first obtaining the approval of the holders of at least two-thirds (66.67%) of the Series A Preferred Stock, the Corporation may not amend or supplement this Certificate of Designations.

                            [SIGNATURE ON NEXT PAGE]


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

      IN WITNESS WHEREOF, AssuranceAmerica Corporation has caused this Certificate of Designations to be signed and attested by its duly authorized officer, this 28th day of June, 2004.

                                          ASSURANCEAMERICA CORPORATION


                                          By: /s/ Lawrence Stumbaugh
                                              ---------------------------------
                                              Lawrence Stumbaugh, President and
                                              Chief Executive Officer


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